NeoMedia licenses mobile barcode patents to Microsoft

NeoMedia grants Microsoft worldwide rights to license its patent portfolio

Boulder, Colorado, August 21, 2012 – NeoMedia Technologies, Inc. (OTC BB: NEOM), pioneers in the mobile barcode industry, today announced that it has granted Microsoft a worldwide, non-exclusive, license to NeoMedia’s patent portfolio.

NeoMedia’s IP portfolio, consisting of over 74 patents awarded and pending worldwide, encompasses many mobile barcode implementations used widely across the industry.

“The agreement between NeoMedia and Microsoft underscores the importance of intellectual property to our growing industry,” said Laura Marriott, Chief Executive Officer of NeoMedia. “As mobile barcodes become a key fixture in the mobile marketing mix, it is important for stakeholders across the industry to ensure the solutions they employ leverage the relevant intellectual property in a responsible manner.”

“It is a very exciting time for the mobile IP industry as companies develop new technology for the always connected consumer,” said Ragnar Olson, Partner, Global IP Law Group. “We appreciated the opportunity to have worked with NeoMedia to bring about this agreement”

About NeoMedia

NeoMedia Technologies, Inc. is the pioneer in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of applications including mobile marketing, consumer oriented advertising and mobile ticketing and couponing.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile barcode solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies.

Learn more at www.neom.com or visit us at one of the following online destinations:

LinkedIn: http://www.linkedin.com/company/neomedia-technologies

Twitter: http://twitter.com/neomediainc

Pinterest: http://www.pinterest.com/neomedia

About Global IP Law Group, LLC

Global IP Law Group, LLC is a law firm based in Chicago, Illinois with affiliates in London, Auckland, and Seoul. Global IP assists clients in monetizing patents through sales, licensing, and litigation. The firm advised Nortel Networks through the monetization process of Nortel’s more than 6,000 patents, which culminated in pending sale to a consortium including Apple, Microsoft, RIM, Sony and Ericsson for $4.5 billion.

For more information on NeoMedia’s patents, please contact:

Global IP Law Group, LLC

Cindy Ahn, Global IP Law Group, LLC cahn@giplg.com, +1-312-241-1508

Ragnar Olson Global IP Law Group, LLC rolson@giplg.com, +1-312-241-1503

For PR inquiries, please contact NeoMedia’s PR team:

US: Lisa Astor / Emily Trevallion, +1 617 502 4300

Europe: Pippa Melamet / Rebecca Carnie, +44 20 7751 4444

press@neom.com

Click. Connect. Discover.	Barcode Management & Infrastructure | Barcode Reader | IP Monetization

Copyright © 2012 NeoMedia Technologies, Inc	www.neom.com